Exhibit 99.1

FDA Action Affects Products Marketed by Hi-Tech Pharmacal’s ECR Pharmaceuticals Subsidiary

AMITYVILLE, N.Y., March 3, 2011 - Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK), a specialty pharmaceuticals company announced today that the US Food and Drug Administration, (FDA) has indicated, in its MedWatch publication, that the Agency intends to remove approximately 500 currently marketed cough/cold and allergy related products.  Three of these are currently marketed by ECR Pharmaceuticals, a wholly owned subsidiary of Hi-Tech Pharmacal, Co., Inc.  The affected products are:

Product	Active Ingredient, Strength
Lodrane® 24 capsules	brompheniramine maleate,12mg
Lodrane® 24 D capsules	brompheniramine maleate,12mg/pseudoephedrine HCl,90mg
Lodrane® 12 D tablets	brompheniramine maleate, 12mg/pseudoephedrine HCl,45mg

According to the FDA press release issued today, ECR Pharmaceuticals must stop shipping these products within 180 days after March 3, 2011. Sales of these products totaled $6.9 million for the 6 months ended October 31, 2011.

In 2010 Hi-Tech’s ECR Pharmaceutical subsidiary initiated a formal approval process with the FDA regarding Lodrane® 24 and Lodrane® 24D.  The Company will continue to actively pursue approval for both products.

About Hi-Tech Pharmacal

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Hi-Tech Pharmacal Co., Inc.
Bill Peters, 631-789-8228